UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 18, 2010 (March 16, 2010)

SHOE CARNIVAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

7500 East Columbia Street, Evansville, IN	47715
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 16, 2010, the Board of Directors of Shoe Carnival, Inc. (the "Company") designated Kathy A. Yearwood, 43, as an executive officer of the Company and as its principal accounting officer. Ms. Yearwood has served as a Vice President and as the Company's corporate Controller since March 17, 2005 and prior to that served as corporate Controller since joining the Company in December 2002. Prior to the designation of Ms. Yearwood, the responsibilities of principal accounting officer were performed by W. Kerry Jackson, the Company's Executive Vice President - Chief Financial Officer and Treasurer. Mr. Jackson continues to serve as the Company's Chief Financial Officer and principal financial officer.

(d) On March 16, 2010, the Compensation Committee of the Board of Directors of the Company approved the award of discretionary bonuses with respect to fiscal year 2009 for the named executive officers of the Company. Mark L. Lemond, President and Chief Executive Officer, was awarded a bonus of approximately 60% of his 2009 base salary; W. Kerry Jackson, Executive Vice President - Chief Financial Officer and Treasurer, a bonus of 48% of his 2009 base salary; Clifton E. Sifford, Executive Vice President - General Merchandise Manager, a bonus of 45% of his 2009 base salary and Timothy T. Baker, Executive Vice President - Store Operations, a bonus of 39% of his 2009 base salary.

These bonuses were awarded as a result of the significant improvement in the Company's financial performance during fiscal 2009 as compared to fiscal 2008 and to recognize the individual contributions of each executive.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: March 18, 2010	By:	/s/ W. Kerry Jackson
W. Kerry Jackson
Executive Vice President and
Chief Financial Officer

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